Exhibit 99.1
151 Farmington Avenue Hartford, Conn. 06156	Media Contact: Fred Laberge 860-273-4788 labergear@aetna.com
Investor Contact: David W. Entrekin 860-273-7830 entrekind@aetna.com

News Release _________________________________________________________

AETNA REPORTS SECOND-QUARTER 2007 RESULTS
•	Second-quarter operating earnings were $0.83 per share, compared to the Thomson/First Call mean of $0.80, a 28 percent increase over the prior-year quarter
•	Second-quarter net income was $0.85 per share, a 27 percent increase over the prior-year quarter
•	Second-quarter Commercial Medical Benefit Ratio was 80.5 percent
•	Second-quarter medical membership increased by 64,000 to 15.8 million
•	Guidance for full-year 2007 operating earnings increased to $3.40 to $3.42, from prior guidance of $3.35 per share; Third-quarter operating earnings per share expected to be $0.90 to $0.92

HARTFORD, Conn., July 26, 2007― Aetna (NYSE: AET) today announced second-quarter 2007 operating earnings of $0.83 per share, an increase of 28 percent compared to the prior-year quarter. The increase in operating earnings reflects 9 percent total revenue growth primarily from quarter-over-quarter premium and fee rate increases and membership growth, as well as solid underwriting results, continued general and administrative expense efficiencies and higher net investment income. Operating earnings exclude net realized capital gains (losses) and other items.(1)  Second quarter 2007 net income was $0.85 per share, an increase of 27 percent over the prior-year quarter.

Quarterly Financial Results at a Glance

	Three Months Ended June 30,
(Millions, except per common share)	2007	2006	Change
Total revenue	$6,793.9	$6,252.0	9%
Operating earnings(1)	439.8	377.1	17%
Net income	451.3	389.5	16%

Per share results:
Operating earnings(1)	.83	.65	28%
Net income	.85	.67	27%

Weighted average common shares - diluted	531.8	584.2

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“Aetna continues to produce solid financial results that reflect our disciplined strategy of delivering sustained profitable growth,” said Ronald A. Williams, chairman and CEO. “We continue to win in the marketplace by offering high-quality products and services that customers want as we invest in technology that helps deliver better cost and quality outcomes for our members.

“Aetna’s announced agreement in May to acquire Schaller Anderson, a leading provider of health care management services for Medicaid plans, furthers our strategy by diversifying our product offerings and improving our local market presence in targeted geographies while strengthening our ability to improve quality and manage medical costs. This acquisition will position Aetna as a significant player in the Medicaid market and give us an additional avenue for profitable growth.”

“Second-quarter results reflect our continued focus on disciplined underwriting and pricing, effective medical cost management, continued leverage of our expense base, as well as diversified medical membership growth,” said Joseph M. Zubretsky, executive vice president and chief financial officer.  “We are particularly pleased with our Commercial Medical Benefit Ratio of 80.5 percent, which is at the favorable end of our previous guidance range.

“Based on these results and increased confidence in our ability to sustain our level of performance for the remainder of 2007, we now expect to achieve full-year operating earnings per share of $3.40 to $3.42. (2)  We expect third-quarter operating earnings per share to be $0.90 to $0.92.(2)”

Health Care business results
Health Care, which provides a full range of insured and self-insured medical, dental, pharmacy and behavioral health products and services, reported:

•
Operating earnings of $420.0 million for the second quarter of 2007, compared with $352.9 million for the second quarter of 2006. The increase in operating earnings reflects a 10 percent increase in revenue primarily from premium and fee rate increases and membership growth, as well as solid underwriting results, continued general and administrative expense efficiencies, and higher net investment income.

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•	Net income of $403.1 million for the second quarter of 2007, compared with $293.2 million for the second quarter of 2006.
•	A Commercial Medical Benefit Ratio (“MBR”) of 80.5 percent for the second quarter of 2007, compared to 81.1 percent for the second quarter of 2006.
•	A Medicare MBR of 88.2 percent for the second quarter of 2007, compared to 89.5 percent for the second quarter of 2006.
•
A total MBR of 81.5 percent for the second quarter of 2007, compared to 81.9 percent for the second quarter of 2006. Total MBR combines the benefit ratios of the Commercial, Medicare and Medicaid products.

•
Total medical membership of 15.767 million at June 30, 2007, compared with 15.703 million at March 31, 2007, an increase of approximately 64,000.  Second quarter pharmacy membership increased by 90,000 to 10.586 million and dental membership decreased by 470,000 to 13.185 million from March 31, 2007, primarily due to the loss of a customer with network access to our dental providers, with a nominal impact to fees.

•	Total revenues for the second quarter of 2007 increased by 10 percent to $6.1 billion from $5.5 billion for the second quarter of 2006.

Group Insurance business results
Group Insurance, which includes group life, disability and long-term care products, reported:
•	Operating earnings of $39.2 million for the second quarter of 2007, compared with $36.0 million for the second quarter of 2006, reflecting higher net investment income and a lower group benefit ratio.
•	Net income of $25.6 million for the second quarter of 2007, compared with $31.4 million for the second quarter of 2006.
•	Total revenues for second quarter of 2007 were $532.2 million, compared with $553.1 million for the second quarter of 2006.

Large Case Pensions business results
Large Case Pensions, which manages a variety of discontinued and other retirement and savings products, primarily qualified pension plans, reported:

•	Operating earnings of $8.4 million for the second quarter of 2007, compared with $10.1 million for the second quarter of 2006.

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•
Net income of $50.4 million for the second quarter of 2007, compared with $86.8 million for the second quarter of 2006.  Net income included a $41.8 million after-tax benefit for second quarter 2007 and a $75.0 million after-tax benefit for second quarter 2006 related to the reduction of reserves for discontinued products.

Total company results
•
Total Revenues.  Revenues increased 9 percent to $6.8 billion for the second quarter of 2007, compared with $6.3 billion for the second quarter of 2006. The growth in second-quarter revenue reflects premium and fee rate increases and a higher level of membership that resulted in an increase of 10 percent in premiums and 3 percent in fees and other revenue.

•
Total Operating Expenses.  Operating expenses were $1.2 billion for the second quarter of 2007, $62.0 million higher than the second quarter of 2006, excluding the 2006 debt refinancing charge of $12.4 million, pre-tax and the 2006 write-off of an insurance recoverable related to a prior-year physician class action settlement of $72.4 million, pre-tax.  Including the other items, operating expenses were $22.8 million lower than the second quarter of 2006.  Operating expenses, excluding the other items, as a percentage of revenue(3) improved to 17.8 percent for the second quarter of 2007 from 18.4 percent for the second quarter of 2006, reflecting continued expense efficiencies. Including net realized capital gains (losses) and the other items, these percentages were 17.9 percent for the second quarter of 2007 and 19.8 percent for the second quarter of 2006.

•
Corporate Interest Expense, after tax, was $27.8 million for the second quarter of 2007, compared with $21.9 million for the second quarter of 2006.  The increase was due to higher average debt levels due to the company’s June 2006 debt refinancing.

•	Net Income. Aetna reported net income of $451.3 million for the second quarter of 2007, compared with $389.5 million for the second quarter of 2006.
•
Operating Margin was 10.8 percent for the second quarter of 2007, compared with 10.1 percent for the second quarter of 2006, pre-tax.(4) The after-tax operating margin, which represents income from continuing operations divided by total revenue, was 6.6 percent for the second quarter of 2007, compared with 6.2 percent for the second quarter of 2006.

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A live audio webcast of the second-quarter results conference call will begin at 8:30 a.m. ET today.  The public may access the conference call through a live audio webcast available on Aetna’s Investor Information link on the Internet at www.aetna.com.  Financial, statistical and other information, including U.S. generally accepted accounting principles (“GAAP”) reconciliations, related to the conference call also will be abailable on Aetna's Investor Information website.

The conference call can also be accessed by dialing 877-502-9272, or 913-981-5581 for international callers. The company suggests participants dial in approximately 10 minutes before the call. Individuals who dial in will be asked to identify themselves and their affiliations.

A replay of the call may be accessed through Aetna’s Investor Information link on the Internet at www.aetna.com or by dialing 888-203-1112, or 719-457-0820 for international callers. The replay access code is 7535410. Telephone replays will be available from 11:30 a.m. ET on July 26 until midnight ET on August 9.

Aetna is one of the nation’s leading diversified health care benefits companies, serving approximately 34.9 million people with information and resources to help them make better informed decisions about their health care. Aetna offers a broad range of traditional and consumer-directed health insurance products and related services, including medical, pharmacy, dental, behavioral health, group life, long-term care and disability plans, and medical management capabilities. Our customers include employer groups, individuals, college students, part-time and hourly workers, health plans and government-sponsored plans. www.aetna.com

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Consolidated Statements of Income
($ in Millions)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2007	2006	2007	2006

Revenue:
Health care premiums	$ 5,292.8	$ 4,761.9	$ 10,471.3	$ 9,488.0
Other premiums	503.2	507.9	998.6	1,010.0
Fees and other revenue	736.2	717.6	1,469.0	1,408.5
Net investment income	308.3	275.8	602.8	573.8
Net realized capital (losses) gains	(46.6)	(11.2)	(47.8)	6.4
Total revenue	6,793.9	6,252.0	13,493.9	12,486.7

Benefits and expenses:
Health care costs	4,313.9	3,898.3	8,491.0	7,684.5
Current and future benefits	576.7	578.8	1,167.1	1,179.5
Operating expenses:
Selling expenses	256.8	240.1	526.6	483.6
General and administrative expenses (5)	957.6	997.1	1,892.3	1,950.7
Total operating expenses	1,214.4	1,237.2	2,418.9	2,434.3
Interest expense	42.8	33.8	85.1	67.3
Amortization of other acquired intangible
assets	21.8	21.8	43.6	41.7
Reduction of reserve for anticipated future
losses on discontinued products	(64.3)	(115.4)	(64.3)	(115.4)
Total benefits and expenses	6,105.3	5,654.5	12,141.4	11,291.9

Income from continuing operations before
income taxes	688.6	597.5	1,352.5	1,194.8
Income taxes	237.3	208.0	466.6	419.7
Income from continuing operations	451.3	389.5	885.9	775.1
Income from discontinued operations,
net of tax	-	-	-	16.1
Net income	$ 451.3	$ 389.5	$ 885.9	$ 791.2

Shareholders' equity			$ 9,680.5	$ 9,963.1

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Summary of Results
(in Millions)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2007	2006	2007	2006

Operating earnings	$ 439.8	$ 377.1	$ 875.2	$ 757.4
Debt refinancing charge	-	(8.1)	-	(8.1)
Physician class action settlement insurance-
related charge	-	(47.1)	-	(47.1)
Reduction of reserve for anticipated future
losses on discontinued products	41.8	75.0	41.8	75.0
Acquisition-related software charge	-	-	-	(6.2)
Net realized capital (losses) gains	(30.3)	(7.4)	(31.1)	4.1
Income from continuing operations (GAAP
measure)	451.3	389.5	885.9	775.1
Income from discontinued operations	-	-	-	16.1
Net income (GAAP measure)	$ 451.3	$ 389.5	$ 885.9	$ 791.2

Weighted average common shares - basic	513.3	560.8	514.7	564.1

Weighted average common shares - diluted	531.8	584.2	534.1	588.6

Summary of Results Per Common Share

Operating earnings	$ .83	$ .65	$ 1.64	$ 1.29
Debt refinancing charge	-	(.02)	-	(.02)
Physician class action settlement insurance-
related charge	-	(.08)	-	(.08)
Reduction of reserve for anticipated future
losses on discontinued products	.08	.13	.08	.13
Acquisition-related software charge	-	-	-	(.01)
Net realized capital (losses) gains	(.06)	(.01)	(.06)	.01
Income from continuing operations (GAAP
measure)	.85	.67	1.66	1.32
Income from discontinued operations	-	-	-	.02
Net income (GAAP measure)	$ .85	$ .67	$ 1.66	$ 1.34

Shareholders' equity (6)			$ 18.93	$ 18.19

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Segment Information (7)
($ in Millions)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2007	2006	2007	2006
Health Care:
Total revenue	$ 6,076.7	$ 5,525.1	$ 12,042.2	$ 11,021.0

Selling expenses	$ 231.9	$ 217.8	$ 479.5	$ 439.2
General and administrative expenses	887.0	848.5	1,756.3	1,747.5
Operating expenses, excluding other items	1,118.9	1,066.3	2,235.8	2,186.7
Debt refinancing charge	-	12.4	-	12.4
Physician class action settlement
insurance-related charge	-	72.4	-	72.4
Total operating expenses (GAAP measure)	$ 1,118.9	$ 1,151.1	$ 2,235.8	$ 2,271.5

Operating earnings	$ 420.0	$ 352.9	$ 842.7	$ 713.5
Debt refinancing charge	-	(8.1)	-	(8.1)
Physician class action settlement
insurance-related charge	-	(47.1)	-	(47.1)
Net realized capital losses	(16.9)	(4.5)	(19.2)	(.8)
Net income (GAAP measure)	$ 403.1	$ 293.2	$ 823.5	$ 657.5

Group Insurance:
Total revenue	$ 532.2	$ 553.1	$ 1,076.6	$ 1,088.3

Selling expenses	$ 24.9	$ 22.3	$ 47.1	$ 44.4
General and administrative expenses	66.7	59.0	128.5	100.9
Operating expenses, excluding other item	91.6	81.3	175.6	145.3
Acquisition-related software charge	-	-	-	8.3
Total operating expenses (GAAP measure)	$ 91.6	$ 81.3	$ 175.6	$ 153.6

Operating earnings	$ 39.2	$ 36.0	$ 70.3	$ 68.2
Acquisition-related software charge	-	-	-	(6.2)
Net realized capital losses	(13.6)	(4.6)	(13.4)	(2.4)
Net income (GAAP measure)	$ 25.6	$ 31.4	$ 56.9	$ 59.6

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Segment Information continued (7)
($ in Millions)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2007	2006	2007	2006
Large Case Pensions:
Total revenue	$ 185.0	$ 173.8	$ 375.1	$ 377.4

Operating earnings	$ 8.4	$ 10.1	$ 17.5	$ 19.4
Reduction of reserve for anticipated future
losses on discontinued products	41.8	75.0	41.8	75.0
Net realized capital gains	.2	1.7	1.5	7.3
Net income (GAAP measure)	$ 50.4	$ 86.8	$ 60.8	$ 101.7

Corporate Interest:
Interest expense, net of tax	$ 27.8	$ 21.9	$ 55.3	$ 43.7

Total Company:
Total revenue	$ 6,793.9	$ 6,252.0	$ 13,493.9	$ 12,486.7

Selling expenses	$ 256.8	$ 240.1	$ 526.6	$ 483.6
General and administrative expenses	957.6	912.3	1,892.3	1,857.6
Operating expenses, excluding other items	1,214.4	1,152.4	2,418.9	2,341.2
Debt refinancing charge	-	12.4	-	12.4
Physician class action settlement
insurance-related charge	-	72.4	-	72.4
Acquisition-related software charge	-	-	-	8.3
Total operating expenses (GAAP measure)	$ 1,214.4	$ 1,237.2	$ 2,418.9	$ 2,434.3

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Membership
(Members in Thousands)

	June 30,	June 30,	December 31,	March 31,
	2007	2006	2006	2007
Medical Membership:
Commercial	15,396	15,157	15,141	15,351
Medicare Advantage	189	123	123	178
Medicare Health Support Program	15	14	17	16
Medicaid	167	113	152	158
Total Medical Membership	15,767	15,407	15,433	15,703

Consumer-Directed Health Plans (8)	960	621	676	910

Dental Membership:
Commercial	12,333	12,226	12,262	12,357
Network Access(9)	852	1,148	1,210	1,298
Total Dental Membership	13,185	13,374	13,472	13,655

Pharmacy Membership:
Commercial	9,481	9,141	9,161	9,417
Medicare PDP (stand-alone)	311	323	314	321
Medicare Advantage PDP	148	114	115	137
Total Pharmacy Benefit
Management Services	9,940	9,578	9,590	9,875
Mail Order(10)	646	635	625	621
Total Pharmacy Membership	10,586	10,213	10,215	10,496

Premiums and Medical Benefit Ratios(11)
($ in Millions)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2007	2006	2007	2006
Premiums:
Commercial	$ 4,597.6	$ 4,325.9	$ 9,110.2	$ 8,622.4
Medicare	677.8	436.0	1,329.2	865.6
Health Care	5,292.8	4,761.9	10,471.3	9,488.0

Medical Benefit Ratios:
Commercial	80.5%	81.1%	80.0%	80.3%
Medicare	88.2%	89.5%	88.1%	88.4%
Total	81.5%	81.9%	81.1%	81.0%

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Operating Margins
($ in Millions)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2007	2006	2007	2006
Reconciliation to Income from continuing
operations before income taxes:
Operating earnings before income taxes, excluding
interest expense and amortization of other acquired
intangible assets (A)	$ 735.5	$ 633.7	$ 1,464.7	$ 1,275.1
Interest expense	(42.8)	(33.8)	(85.1)	(67.3)
Amortization of other acquired intangible assets	(21.8)	(21.8)	(43.6)	(41.7)
Debt refinancing charge	-	(12.4)	-	(12.4)
Physician class action settlement insurance-related
charge	-	(72.4)	-	(72.4)
Reduction of reserve for anticipated future losses
on discontinued products	64.3	115.4	64.3	115.4
Acquisition-related software charge	-	-	-	(8.3)
Net realized capital (losses) gains	(46.6)	(11.2)	(47.8)	6.4
Income from continuing operations before income
taxes (B) (GAAP measure)	$ 688.6	$ 597.5	$ 1,352.5	$ 1,194.8

Reconciliation to Income from continuing
operations:
Operating earnings, excluding interest expense and
amortization of other acquired intangibles assets (C)	$ 481.7	$ 413.2	$ 958.8	$ 828.2
Interest expense, net of tax	(27.8)	(21.9)	(55.3)	(43.7)
Amortization of other acquired intangible assets,
net of tax	(14.1)	(14.2)	(28.3)	(27.1)
Debt refinancing charge, net of tax	-	(8.1)	-	(8.1)
Physician class action settlement insurance-related
charge, net of tax	-	(47.1)	-	(47.1)
Reduction of reserve for anticipated future losses
on discontinued products, net of tax	41.8	75.0	41.8	75.0
Acquisition-related software charge, net of tax	-	-	-	(6.2)
Net realized capital (losses) gains, net of tax	(30.3)	(7.4)	(31.1)	4.1
Income from continuing operations (D) (GAAP
measure)	$ 451.3	$ 389.5	$ 885.9	$ 775.1

Reconciliation of Revenue:
Revenue, excluding net realized capital (losses)
gains (E)	$ 6,840.5	$ 6,263.2	$ 13,541.7	$ 12,480.3
Net realized capital (losses) gains	(46.6)	(11.2)	(47.8)	6.4
Total revenue (F) (GAAP measure)	$ 6,793.9	$ 6,252.0	$ 13,493.9	$ 12,486.7

Operating Margins:
Pretax operating margin (A)/(E)	10.8%	10.1%	10.8%	10.2%
Pretax operating margin (B)/(F) (GAAP measure)	10.1%	9.6%	10.0%	9.6%

After-tax operating margin (C)/(E)	7.0%	6.6%	7.1%	6.6%
After-tax operating margin (D)/(F) (GAAP measure)	6.6%	6.2%	6.6%	6.2%

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Operating Expenses
($ in Millions)

Reconciliation of Operating Expenses:
Operating expenses, excluding other items (G)	$ 1,214.4	$ 1,152.4	$ 2,418.9	$ 2,341.2
Debt refinancing charge	-	12.4	-	12.4
Physician class action settlement insurance-related
charge	-	72.4	-	72.4
Acquisition-related software charge	-	-	-	8.3
Total operating expenses (H) (GAAP measure)	$ 1,214.4	$ 1,237.2	$ 2,418.9	$ 2,434.3

Operating Expenses Percentages:
Operating expenses as a % of revenue (G)/(E)	17.8%	18.4%	17.9%	18.8%
Total operating expenses as a % of total revenue (H)/(F)
(GAAP measure)	17.9%	19.8%	17.9%	19.5%

(1) Operating earnings exclude net realized capital gains and losses and other items, if any, from income from continuing operations as discussed below. Although the excluded items may recur, management believes that operating earnings and operating earnings per share provide a more useful comparison of the Company’s underlying business performance from period to period.  Management uses operating earnings to assess business performance and to make decisions regarding the Company’s operations and allocation of resources among the Company’s businesses.  Operating earnings is also the measure reported to the Chief Executive Officer for these purposes.  Each of the excluded items is discussed below:
•
Net realized capital gains and losses arise from various types of transactions, primarily in the course of managing a portfolio of assets that support the payment of liabilities.  However, these transactions do not directly relate to the underwriting or servicing of products for customers and are not directly related to the core performance of the Company’s business operations.

•
Release of reserves of $41.8 million, after tax, and $75.0 million, after tax, in the second quarter of 2007 and 2006, respectively, for anticipated future losses on discontinued products, is an other item for the three and six months ended June 30, 2007 and 2006, represents a reduction of reserves previously established for certain products no longer offered by the Company and does not benefit ongoing business operations.

•
A debt refinancing charge of $8.1 million, after tax ($12.4 million pretax), represents the net charge from the write-off of debt issuance costs and the recognition of deferred gains on terminated interest rate swaps in connection with the redemption of the Company’s 8.5 percent senior notes due 2041.  This is an other item for the three and six months ended June 30, 2006 that does not reflect underlying 2006 business performance.

•
The write-off of a $47.1 million, after tax ($72.4 million pretax), insurance recoverable related to a prior-year physician class action settlement as a result of a trial court summary judgment ruling.  This is an other item for the three and six months ended June 30, 2006 that does not reflect underlying 2006 business performance.

•
As a result of the acquisition of Broadspire’s disability business in the first quarter of 2006, the Company impaired approximately $6.2 million, after tax ($8.3 million pretax), of the Company’s previously capitalized software, due to the acquisition of a more multifunctional system.  This is an other item for the six months ended June 30, 2006 that does not reflect underlying 2006 business performance.

(2) Projected operating earnings per share exclude any future net realized capital gains or losses from income from continuing operations. The Company is not able to project the amount of future net realized capital gains or losses and therefore cannot reconcile projected operating earnings to projected income from continuing operations, or to a projected change in income from continuing operations, in any period. Projected operating earnings per share for full-year 2007 and third quarter 2007 assume approximately 532 million weighted-average diluted shares.

(3) Operating expenses as a percentage of revenue excludes net realized capital gains and losses from total revenue. Net realized capital gains and losses do not directly relate to underwriting or servicing of products for customers and are not directly related to the core performance of the Company’s business operations. Operating expenses exclude the other items described in footnote (1).

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(4)  In order to provide useful information regarding profitability of the Company on a basis comparable to others in the industry, without regard to financing decisions, income taxes and amortization of other acquired intangible assets (each of which may vary for reasons not directly related to the performance of the underlying business), the Company’s pretax operating margin excludes interest expense, income taxes and amortization of other acquired intangible assets. Management also uses pretax operating margin to assess the Company’s performance, including performance versus competitors. Operating earnings used in the pretax margin calculation also exclude the items described in footnote (1)  .

(5) General and administrative expenses for the three and six months ended June 30, 2006 include the debt refinancing charge and insurance recoverable write-off discussed in footnote (1) above. General and administrative expenses for the six months ended June 30, 2006 includes the acquisition-related software charge and discussed in footnote (1) above.

(6) Actual common shares outstanding were 511.4 million and 547.7 million at June 30, 2007 and 2006, respectively.

(7) Revenue and operating expense information is presented before income taxes.  Operating earnings information is presented net of income taxes.

(8) Represents members in consumer-directed health plans included in the Company's Commercial medical membership.

(9) Represents members in products that allow these members access to the Company's dental provider network for a nominal fee.

(10) Represents members who purchased medications through Aetna Rx Home Delivery®, the Company's mail order pharmacy, during the quarterly period.

(11) Health Care includes all medical, dental and other health care products.  Commercial includes all health care products except Medicare and Medicaid.

ADDITIONAL INFORMATION; CAUTIONARY STATEMENT -- Certain information in this press release is forward looking, including our projections as to operating earnings. Forward-looking information is based on management's estimates, assumptions and projections, and is subject to significant uncertainties and other factors, many of which are beyond Aetna's control. Important risk factors could cause actual future results and other future events to differ materially from those currently estimated by management, including failure to achieve desired membership growth due to significant competition, reputational issues or other factors in key geographic markets where membership is concentrated; unanticipated increases in medical costs (including increased medical utilization, increased pharmacy costs, increases resulting from unfavorable changes in contracting or re-contracting with providers, changes in membership mix to lower-premium or higher-cost products or membership-adverse selection; as well as changes in medical cost estimates due to the necessary extensive judgment that is used in the medical cost estimation process, the considerable variability inherent in such estimates, and the sensitivity of such estimates to changes in medical claims payment patterns and changes in medical cost trends); and the ability to reduce administrative expenses while maintaining targeted levels of service and operating performance. Other important risk factors include, but are not limited to:  the ability to improve relations with providers while taking actions to reduce medical costs; the ability to successfully implement multiple strategic and operational initiatives simultaneously; lower levels of investment income from continued low interest rates; adverse government regulation (including legislative proposals eliminating or reducing ERISA pre-emption of state laws that would increase potential litigation exposure, and other proposals, such as patients' rights legislation, that would increase potential litigation exposure or mandate coverage of certain health benefits); adverse pricing actions by government payors; changes in size, product mix or medical cost experience of membership in key markets; our ability to integrate, simplify, and enhance our existing information technology systems and platforms to keep pace with changing customer and regulatory needs; the outcome of various litigation and regulatory matters, including litigation and ongoing reviews of business practices by various regulatory authorities (including the current industry wide investigation into insurance brokerage practices concerning broker compensation arrangements, bid quoting practices and potential antitrust violations being conducted by the New York Attorney General, the Connecticut Attorney General and others, and for which the Company has received and may receive subpoenas); and increases in medical costs or Group Insurance claims resulting from any acts of terrorism, epidemics or other extreme events. For more discussion of important risk factors that may materially affect Aetna, please see the risk factors contained in Aetna's 2006 Annual Report on Form 10-K, on file with the Securities and Exchange Commission (“SEC”). You also should read Aetna's June 30, 2007 Quarterly Report on Form 10-Q when filed with the SEC for a discussion of Aetna's historical results of operations and financial condition.